Exhibit 99.2

JOINT FILING AGREEMENT

     The undersigned parties hereby agree that the Schedule 13D filed herewith (and any amendments thereto) relating to the stock of Elite Information Group, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 2, 2003.

/s/ Alan Rich

Alan Rich

/s/ David A. Finley

David A. Finley

/s/ Roger Noall

Roger Noall

/s/ Christopher K. Poole

Christopher K. Poole

PAR Investment Partners, L.P.
By: PAR Group, L.P., its general partner
By: Par Capital Management, Inc.
Its general partner

By: /s/ Arthur G. Epker, III

Arthur G. Epker III, Vice President

/s/ Arthur G. Epker, III

Arthur G. Epker, III

/s/ William G. Seymour

William G. Seymour